NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Mick Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2009 RESULTS
Profitability, Core Deposit Growth and Elevated Provisioning Continue in Fourth Quarter 2009.

EUGENE, Ore., January 20, 2010 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the fourth quarter and full year ended December 31, 2009.

“We continue to benefit from strong core earnings, a strong net interest margin, and growth in core earnings. Combined, these financial fundamentals contributed to a profitable quarter and they position us for a return to full year profitability in 2010,” said Hal Brown, chief executive officer. “Additionally, as evidenced by our successful fourth-quarter equity offering, investor confidence remains strong. The equity offering strengthened our already-strong capital ratios furthering the Bank’s ability to respond to the deposit and lending needs of our communities.”

Net income for the fourth quarter 2009 was $24 thousand, compared to net income of $3.8 million for the fourth quarter 2008. For the full year 2009, the net loss was $4.9 million compared to net income of $12.9 million for 2008.

Improved capital levels
During the fourth quarter 2009, the Company successfully raised additional capital through an underwritten public offering securing net proceeds of $45.7 million. The Company issued 5.52 million shares of its common stock, including 720,000 shares pursuant to the underwriters’ over-allotment option, at a price of $8.75 per share. As a result of the additional capital, the Company’s capital ratios, which were already at the well-capitalized designation, improved significantly. At December 31, 2009, the Company’s Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio were 13.66%, 14.38%, and 15.63%. All three ratios significantly exceed the FDIC’s well-capitalized designation levels of 5.00%, 6.00%, and 10.00%, respectively.

Core earnings, revenue growth, net interest margin and expense control drive efficiency
Core earnings, earnings before loan loss provisions and taxes, expanded in the fourth quarter 2009, reflecting a continued increase in the Company’s core earnings power. Core earnings for the fourth quarter were $7.4 million, an increase of 9.0% over the $6.8 million reported for the same period in 2008; and for the full year 2009, core earnings were $27.3 million, a 13.8% increase over the $24.0 million reported in 2008. This increase is the result of both revenue growth and expense control. The growth in operating revenue, together with active expense management, resulted in a fourth quarter 2009 efficiency ratio of 50.14% compared to 52.23% for the same period last year.

Operating revenue, which consists of net interest income plus noninterest income, was $58.4 million for the year 2009, up $4.9 million or 9.2% over the $53.5 million reported in 2008. Contributing to the improvement in operating revenue was an 11.1% year-over-year growth in average earning assets and a relatively stable net interest margin of 5.14% in 2009 compared to 5.21% in 2008.

Noninterest expense for the year 2009 was $31.2 million, an increase of $1.6 million or 5.4% over 2008. An increase of $1.5 million in FDIC assessments in 2009 when compared to last year accounted for nearly all of the increase in year-over-year noninterest expenses. On a linked quarter basis, fourth quarter 2009 noninterest expense was $7.5 million, up $400 thousand over third quarter 2009. This increase had been anticipated as the third quarter 2009 noninterest expenses included a one-time $417 thousand decline in personnel expense, primarily related to lower accruals for incentive compensation and for lower than expected claims experience in the Company’s 2009 self-insured medical plan. During the fourth quarter, the Bank remitted approximately $7.0 million to the FDIC in payment for the Bank’s fourth quarter 2009 FDIC insurance assessment and estimated prepayment for FDIC insurance assessments for the years 2010, 2011, and 2012 recording a $6.2 million prepaid expense on its December 31, 2009 balance sheet. The Bank expensed $419 thousand for FDIC premiums in the fourth quarter 2009 compared to $65 thousand in the fourth quarter 2008.

Core deposit growth continues
During the fourth quarter 2009, the Company continued to experience strong core deposit growth. At December 31, 2009, period-end core deposits totaled $772.0 million, up $20.3 million over period-end core deposits at September 30, 2009, and up $156.2 million, or 25.4% for the year 2009. Quarterly average core deposit figures, a measure which reduces daily deposit volatility, show similar strong results with fourth quarter 2009 average core deposits of $764.1 million, an increase of $39.4 million over the third quarter 2009 average and an increase of $145.3 million over the fourth quarter 2008 average. Deposit growth occurred in all three of the Bank’s primary markets, but was strongest in Portland and Eugene.

Loan growth continued to slow from the prior year’s activity reflecting the weak economic conditions and planned contraction in the construction and land development portfolios. At December 31, 2009, period-end gross loans declined by approximately $14.9 million from the end of the third quarter 2009 and have contracted $12.3 million during 2009. As had been planned the Bank’s construction and land development portfolios have declined $66.5 million since the beginning of 2009 and at year-end now represent 17.1% of total gross loans. This decline in construction financing was partially offset by increases in the permanent real estate and commercial loan portfolios primarily as they relate to dental and small business financing.

Nonperforming assets, provisioning, and loan statistics
Total nonperforming assets at December 31, 2009 were $36.5 million, an increase of $6.4 million from September 30, 2009. Nonperforming assets represent 3.05% of total assets at December 31, 2009 compared to 2.62% at the end of the prior quarter. The change in the level of nonperforming assets reflects the increased volatility experienced in recessionary economy and reflects the Bank’s continued efforts to work through this difficult credit cycle. During the quarter the Bank saw successful resolution of a number of credits as well as some credits migrating to nonperforming status.

“Although we are beginning to see signs of an economic recovery, we can expect continued volatility in the level of our nonperforming assets which is normal in dealing with a credit cycle tail. We did see an increase in the level of our nonperforming assets as a few more of our borrowers, primarily related to construction financing, were affected by the prolonged economic challenges,” said Roger Busse, President and Chief Operating Officer. “We remain steadfast in our proactive and timely approach when dealing with problem credits which did result in the resolution of several problem loans during the quarter,” added Busse.

As a result of the continued weakness in the Pacific Northwest economy and residential real estate markets in particular, the Company’s fourth quarter 2009 provision for loan losses remained elevated, but lower than the provisions made in the prior two quarters. The fourth quarter provision for loan losses was $7.0 million, compared to $8.3 million in third quarter 2009. During the fourth quarter, the Company recognized net loan charge offs of $12.0 million. The Company continued to maintain a historically high unallocated allowance for loan losses; and at December 31, 2009, the unallocated portion of the allowance was 15% compared to 8% at September 30, 2009.  The increased unallocated allowance was deemed prudent by management considering future uncertainty and current economic factors.  The allowance for loan losses as a percentage of outstanding loans at December 31, 2009 was 1.42%, compared to 1.91% and 1.15% at September 30, 2009 and December 31, 2008, respectively.

Fourth quarter highlights:
•	Successfully raised $45.7 million in new capital, net of fees, through an underwritten public offering.
•	Core earnings, earnings before taxes and loan loss provision, increased 9.0% quarter-over-quarter and 13.8% for the year.
•	Achieved an efficiency ratio for the quarter of 50.14%.
•	Strong average core deposit growth of $39.4 million for the fourth quarter, an annualized growth rate of 21.7%.
•	Total risk based capital ratio of 15.63%, up from 11.87% at September 30, 2009, significantly above the 10.0% “well-capitalized” designation.

Conference Call and Audio Webcast:
Management will conduct a live conference call and audio Webcast for interested parties relating to its results for the fourth quarter and year-end 2009, on Thursday, January 21st, 2010, at 2:00 p.m. Eastern Time / 11:00 a.m. Pacific Time. To listen to the conference call, interested parties should call (866) 292-1418. The Webcast will be available via Pacific Continental’s Web site (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Webcast presentation link on the Company’s home page a few minutes before the presentation is scheduled to begin.

An audio Webcast replay will be available within twenty-four hours following the live Webcast and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Maecey Castle, vice president and director of corporate communications, at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental, with $1.1 billion in assets, has established one of the most unique and attractive metropolitan branch networks in the Pacific Northwest with offices in three of the region's largest markets including Seattle, Portland and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations.

Since its founding in 1972 Pacific Continental Bank has been honored with numerous awards from business and community organizations: in June 2009, for the ninth consecutive year, The Seattle Times named Pacific Continental to its  “Northwest 100” ranking of top publicly rated companies in the Pacific Northwest; in February 2009, Oregon Business magazine recognized Pacific Continental as the top ranked financial institution to work for in the publication’s large company category, marking it the ninth consecutive year Pacific Continental has been recognized as one of the Top 100 Companies to Work for in Oregon; and in December 2008, for the second consecutive year, the Portland Business Journal recognized Pacific Continental Bank as One of the Ten Most Admired Companies in Oregon.

Pacific Continental Corporation's shares are listed on the Nasdaq Global Select Market under the symbol "PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com

Forward-Looking Statement Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company's banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED INCOME STATEMENTS
Amounts in $ 000's, Except for Per Share Data
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and dividend income
Loans	$15,669	$15,866	$61,977	$63,047
Securities	1,409	717	4,893	2,787
Dividends on Federal Home Loan Bank stock	-	(41)	-	91
Federal funds sold & Interest-bearing deposits with banks	1	2	5	20
	17,079	16,544	66,875	65,945

Interest expense
Deposits	2,473	2,298	9,553	10,142
Federal Home Loan Bank & Federal Reserve borrowings	686	904	2,691	5,456
Junior subordinated debentures	128	125	508	498
Federal funds purchased	8	23	84	578
	3,295	3,350	12,836	16,674

Net interest income	13,784	13,194	54,039	49,271

Provision for loan losses	7,000	1,050	36,000	3,600
Net interest income after provision for loan losses	6,784	12,144	18,039	45,671

Noninterest income
Service charges on deposit accounts	458	459	1,872	1,676
Other fee income, principally bankcard	445	445	1,755	1,823
Loan servicing fees	18	17	72	85
Mortgage banking income	97	64	463	355
Other noninterest income	61	57	243	330
	1,079	1,042	4,405	4,269

Noninterest expense
Salaries and employee benefits	4,083	4,384	16,991	18,089
Premises and equipment	982	1,023	4,100	3,990
Bankcard processing	125	125	506	546
Business development	208	481	1,455	1,447
FDIC insurance assessment	419	65	1,927	453
Other real estate expense	223	90	820	122
Other noninterest expense	1,412	1,267	5,363	4,915
	7,452	7,435	31,162	29,562

Income (loss) before provision (benefit) for income taxes	411	5,751	(8,718)	20,378
Provision (benefit) for income taxes	387	1,918	(3,839)	7,439

Net income (loss)	$24	$3,833	$(4,879)	$12,939

Earnings (loss) per share
Basic	$0.00	$0.32	$(0.35)	$1.08
Diluted	$0.00	$0.32	$(0.35)	$1.08

Weighted average shares outstanding
Basic	16,863	12,039	13,961	11,980

Common stock equivalents
attributable to stock-based awards	41	56	-	48
Diluted	16,904	12,095	13,961	12,028

PERFORMANCE RATIOS
Return on average assets	0.01%	1.43%	-0.43%	1.27%
Return on average equity (book)	0.06%	13.26%	-3.60%	11.57%
Return on average equity (tangible) (1)	0.07%	16.57%	-4.33%	14.56%
Net interest margin	5.02%	5.28%	5.14%	5.21%
Efficiency ratio (2)	50.14%	52.23%	53.32%	55.21%

PACIFIC CONTINENTAL CORPORATION
CONSOLIDATED BALANCE SHEETS
Amounts in $ 000’s
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$16,698	$20,172
Interest-bearing deposits with banks	272	283
Total cash and cash equivalents	16,970	20,455

Securities available-for-sale	167,618	54,933
Loans held for sale	745	410
Loans, less allowance for loan losses	930,997	945,377
Interest receivable	4,408	4,021
Federal Home Loan Bank stock	10,652	10,652
Property, net of accumulated depreciation	20,228	20,763
Goodwill and other intangible assets	22,681	22,904
Deferred tax asset	6,773	4,849
Taxes receivable	5,299	-
Other real estate owned	4,224	3,806
Prepaid FDIC assessment	6,242	-
Other assets	2,276	2,673

Total assets	$1,199,113	$1,090,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
Noninterest-bearing demand	$202,088	$178,957
Savings and interest-bearing checking	475,869	392,935
Time $100,000 and over	68,031	67,095
Other time	81,930	83,450
Total deposits	827,918	722,437

Federal funds purchased	10,000	44,000
Federal Home Loan Bank and Federal Reserve borrowings	183,025	194,500
Junior subordinated debentures	8,248	8,248
Accrued interest and other payables	4,260	5,493
Total liabilities	1,033,451	974,678

Stockholders' equity
Common stock, 25,000 shares authorized	136,316	80,019
Retained earnings	29,613	37,764
Accumulated other comprehensive loss	(267)	(1,618)
	165,662	116,165

Total liabilities and stockholders’ equity	$1,199,113	$1,090,843

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.63%	11.16%
Tier I capital (to risk weighted assets)	14.38%	10.07%
Tier I capital (to leverage assets)	13.66%	10.33%
Tangible common equity (to tangible assets)	12.15%	8.73%
Tangible common equity (to risk weighted assets)	14.28%	9.12%

OTHER FINANCIAL DATA
Shares outstanding at end of period	18,394	12,080
Stockholder's equity (tangible) (1)	$142,981	$93,261
Book value	$9.01	$9.62
Tangible book value (1)	$7.77	$7.72

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS
Amounts in $ 000’s
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
LOANS BY TYPE
Real estate secured loans:
Permanent Loans:
Multifamily residential	$68,509	$67,466
Residential 1-4 family	86,795	79,189
Owner-occupied commercial	197,884	188,709
Non-owner-occupied commercial	147,605	131,183
Other loans secured by real estate	37,404	23,810
Total permanent real estate loans	538,197	490,357
Construction Loans:
Multifamily residential	18,472	21,375
Residential 1-4 family	41,714	74,900
Commercial real estate	38,921	54,203
Commercial bare land and acquisition & development	30,169	34,756
Residential bare land and acquisition & development	30,484	33,395
Other	1,582	9,195
Total construction real estate loans	161,342	227,824
Total real estate loans	699,539	718,181
Commercial loans	233,821	226,213
Consumer loans	6,763	7,484
Other loans	5,629	6,209
Gross loans	945,752	958,087
Deferred loan origination fees	(1,388)	(1,730)
	944,364	956,357
Allowance for loan losses	(13,367)	(10,980)
	$930,997	$945,377

Real estate loans held for sale	$745	$410

ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$18,348	$10,672	$10,980	$8,675
Provision for loan losses	7,000	1,050	36,000	3,600
Loan charge offs	(12,009)	(754)	(33,881)	(1,477)
Loan recoveries	28	12	268	182
Net charge offs	(11,981)	(742)	(33,613)	(1,295)
Balance at end of period	$13,367	$10,980	$13,367	$10,980

NONPERFORMING ASSETS
Nonaccrual loans
Real estate secured loans:
Permanent Loans:
Multifamily residential	$-	$-
Residential 1-4 family	704	100
Owner-occupied commercial	375	-
Non-owner-occupied commercial	-	-
Other loans secured by real estate	1,097	-
Total permanent real estate loans	2,176	100
Construction Loans:
Multifamily residential	4,410	-
Residential 1-4 family	13,025	2,032
Commercial real estate	7,875	1,660
Commercial bare land and acquisition & development	-	-
Residential bare land and acquisition & development	-	-
Other	-	-
Total construction real estate loans	25,310	3,692
Total real estate loans	27,486	3,792
Commercial loans	5,268	-
Consumer loans	39	345
Other loans	-	-
Total nonaccrual loans	32,793	4,137
90 days past due and accruing interest	-	-
Total nonperforming loans	32,793	4,137
Nonperforming loans guaranteed by government	(447)	(239)
Net nonperforming loans	32,346	3,898
Foreclosed assets	4,224	3,806
Total nonperforming assets, net of guaranteed loans	$36,570	$7,704

LOAN QUALITY RATIOS
Allowance for loan losses as a percentage of total loans
outstanding, excluding of loans held for sale	1.42%	1.15%
Allowance for loan losses as a percentage of total
nonperforming loans, net of government guarantees	41.33%	281.68%
Net loan charge offs (recoveries) as a percentage of
average loans, annualized	4.98%	0.31%	3.50%	0.15%
Nonperforming loans as a percentage of total loans	3.43%	0.41%
Nonperforming assets as a percentage of total assets	3.05%	0.71%

PACIFIC CONTINENTAL CORPORATION
SELECTED OTHER FINANCIAL INFORMATION AND RATIOS (Continued)
Amounts in $ 000’s
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
BALANCE SHEET AVERAGES
Loans	$954,543	$940,307	$959,899	$892,532
Allowance for loan losses	(19,797)	(10,785)	(16,111)	(9,790)
Loans, net of allowance	934,746	929,522	943,788	882,742
Securities and short-term deposits	155,531	63,656	107,527	63,114
Earning assets	1,090,277	993,178	1,051,315	945,856
Non-interest-earning assets	85,241	76,600	78,656	73,184
Assets	$1,175,518	$1,069,778	$1,129,971	$1,019,040

Interest-bearing core deposits (3)	$575,834	$447,978	$524,008	$443,451
Non-interest-bearing core deposits (3)	188,310	170,897	179,886	169,792
Core deposits (3)	764,144	618,875	703,894	613,243
Non-core interest-bearing deposits	61,525	72,052	78,941	56,380
Deposits	825,669	690,927	782,835	669,623
Borrowings	177,354	256,852	207,431	232,635
Other non-interest-bearing liabilities	5,520	7,040	4,235	4,914
Liabilities	1,008,543	954,819	994,501	907,172
Stockholders' equity (book)	166,975	114,959	135,470	111,868
Liabilities and equity	$1,175,518	$1,069,778	$1,129,971	$1,019,040

Stockholders' equity (tangible) (1)	$144,267	$92,024	$112,676	$88,850

SELECTED MARKET DATA
Eugene market loans, net of fees	$255,762	$237,604
Portland market loans, net of fees	429,143	432,961
Seattle market loans, net of fees	246,092	285,792
Total loans, net of fees	$930,997	$956,357

Eugene market core deposits (3)	$492,012	$406,098
Portland market core deposits (3)	165,716	110,287
Seattle market core deposits (3)	114,258	99,447
Total core deposits (3)	771,986	615,832
Other deposits	55,932	106,605
Total	$827,918	$722,437

Eugene market core deposits, average (3)	$487,202	$402,125	$453,557	$402,128
Portland market core deposits, average (3)	165,125	115,234	144,416	113,834
Seattle market core deposits, average (3)	111,817	101,516	105,921	97,281
Total core deposits, average (3)	764,144	618,875	703,894	613,243
Other deposits, average	61,525	72,052	78,941	56,380
Total	$825,669	$690,927	$782,835	$669,623

NET INTEREST MARGIN RECONCILIATION
Yield on average loans	6.65%	6.79%	6.57%	7.14%
Yield on average securities	3.60%	4.24%	4.56%	4.59%
Yield on average earning assets	6.21%	6.63%	6.36%	6.97%

Rate on average interest-bearing core deposits	1.50%	1.56%	1.54%	1.85%
Rate on average interest-bearing non-core deposits	1.86%	2.96%	1.85%	3.46%
Rate on average interest-bearing deposits	1.54%	1.76%	1.58%	2.03%

Rate on average borrowings	1.84%	1.63%	1.58%	2.81%
Cost of interest-bearing funds	1.60%	1.72%	1.58%	2.28%

Interest rate spread	4.61%	4.91%	4.78%	4.69%

Net interest margin	5.02%	5.28%	5.14%	5.21%

(1) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(2) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.
(3) Core deposits include all demand, savings, & interest checking accounts, plus all local time deposits including local time deposits in excess of $100,000.